EXHIBIT 10.72

PROMISSORY NOTE

$2,653,701	College Park, Maryland

as of April 30, 2001

             FOR VALUE RECEIVED, Neuralstem, Inc., a Delaware corporation (hereinafter called the “Maker”), promises to pay to the order of Gene Logic, Inc. (hereinafter, together with all subsequent holders of this Note, called the “Payee”) the principal sum of Two Million Six Hundred and Fifty Three Thousand Seven Hundred and One Dollars ($2,653,701), together with interest on the unpaid principal balance hereof from time to time outstanding, at a fixed rate of interest equal to six percent (6%) per annum, said principal and interest being due and payable in the following manner:

             This Note will mature and the entire unpaid balance of principal hereof, together with all accrued and unpaid interest hereon, shall become due and payable on the earlier to occur of (i) three (3) business days after the closing of an equity financing by the Maker of at least Ten Million ($10,000,000) or (ii) April 30, 2005, if not earlier paid.

             The Maker shall pay, promptly upon demand, all costs of collection, including reasonable attorneys’ fees if this Note is referred to an attorney for collection after default, whether or not any action shall be instituted to enforce or collect this Note. Time is of the essence hereof for all purposes.

             All payments on this Note shall be applied first to the payment of accrued but unpaid interest, and any remainder shall be applied to reduction of the principal balance hereof. The rate of interest hereon shall be calculated on the basis of a 360-day year factor applied to actual days elapsed. All payments hereunder shall be payable in lawful money of the United States of America and shall be made to the Payee in immediately available funds at such address as the Payee may from time to time designate in writing to the Maker.

             The Maker shall have the right and privilege to prepay this Note, in whole or in part, at any time provided that each prepayment shall include all accrued and unpaid interest on or with respect to the principal amount to be prepaid. Such prepayment shall not be subject to any premium for prepayment.

             The Maker and any endorsers or guarantors hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and nonpayment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereof. From time to time, without affecting the obligation of the Maker to pay the outstanding principal balance of this Note and to observe the covenants of the Maker contained herein, without affecting the duties and obligations of any endorser hereto, without affecting the duties and obligations of any guarantor hereof, without giving notice to or obtaining the consent of the Maker or any endorser hereto or guarantor hereof, and without

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liability on the part of the Payee, the Payee may, at the option of the Payee, extend the time for payment of interest hereon and/or principal hereof, reduce the payments hereunder, release anyone liable on this Note, accept a renewal of this Note, modify the terms and time of payment of this Note, join in any extension or subordination or exercise any option or election hereunder, modify the rate of interest or period of principal repayment or principal due date of this Note or exercise any option or election hereunder. No one or more of such actions shall constitute a novation.

             The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness.

             “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with (a) indebtedness of the Maker to banks or commercial finance or other lending institutions regularly engaged in the business of lending money (including venture capital, investment banking or similar institutions and their affiliates which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), whether or not secured, and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. “Senior Indebtedness” shall not include any form of equity securities of the Maker.

             By acceptance of this Note, the Payee agrees to execute and deliver customary forms of subordination agreement requested from time to time by the holders of Senior Indebtedness and, as a condition to the Payee’s rights hereunder, the Maker may require that the Payee execute such forms of subordination agreement, provided that such forms shall not impose on the Payee terms less favorable than those provided herein.

             Any of the following shall constitute an event of default hereunder (each an “Event of Default”): (a) default in the payment of the principal and unpaid accrued interest of this Note when due and payable; (b) a breach of any representations and warranties contained in this Note; (c) any petition in bankruptcy being filed by or against the Maker or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors being commenced for the relief or readjustment of any indebtedness of the Maker, either through reorganization, composition, extension or otherwise and which, in the case of any involuntary proceedings shall be acquiesced to by the Maker or shall continue for a period of 30 days undismissed, undischarged or unbonded; (d) the making by the Maker of an assignment for the benefit of creditors; or (e) the appointment of a receiver of any property of the Maker which shall not be vacated or removed within thirty (30) days after appointment.

             When any Event of Default has occurred and is continuing, at any time after the occurrence of any such Event of Default, the entire outstanding amount of principal and interest of this Note may, at the option of the Payee, be declared to be immediately due and payable, without presentment, demand protest or together notice of any kind, all of which are hereby

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expressly waived. When any Event of Default under (c), (d) or (e) hereof has occurred and is continuing, then the entire outstanding amount of principal and interest of this Note shall immediately become due and payable, together with all other amounts payable under this Note, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Failure to exercise any of the foregoing options upon the happening of one or more of the foregoing events shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy. Upon an Event of Default, Payee may pursue any and all other rights, remedies and recourses available to the Payee, or pursue any combination of the foregoing, all remedies hereunder being cumulative. The Payee shall have the right to rescind any acceleration in payment of this Note for default as aforesaid, if the Payee so elects, in which event this Note shall be construed, interpreted and enforced in the same manner as if the Payee had not elected to declare the unpaid principal balance and accrued interest of this Note at once due and payable. The Payee shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated. The acceptance by the Payee of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time, or nullify any prior exercise of any such option without the express written consent of the Payee.

             The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Maker may not assign this Note. The Payee may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Maker, except (a) for transfers to its affiliates or (b) upon (i) a sale, lease or other disposition of all or substantially all of the assets of the Payee, (ii) a merger or consolidation in which the Payee is not the surviving corporation; (iii) a consolidation, merger, reorganization of the Payee in which the stockholders of the Payee immediately prior to such transaction own less than 50% of the Payee’s voting power immediately after such transaction, or any transaction or series of related transactions in which in excess of 50% of the Payee’s voting power is transferred, or (iv) a reverse merger in which the Payee is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in a form satisfactory to the Maker. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered Payee of this Note.

             Maker hereby represents and warrants that the execution and delivery of, and compliance with the terms of, this Note will not, with or without the passage of time, or giving of notice, result in a violation, or be in conflict with or constitute a default or require prior written consent of any third party under any term or provision of any mortgage, indenture, contract, agreement or instrument or of the charter or by-laws of the Maker as of the date hereof.

             This Note shall be governed by and construed according to the laws of the State of Maryland, without regard to principles of conflict of laws.

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             Any attorney at law may appear in any court of record in the State of Maryland or in the United States, after demand on this Note following an Event of Default, and waive the issuing of service of process and confess a judgment against the Maker in favor of the Payee for the amount then appearing due hereunder, together with interest, costs of suit and reasonable attorneys’ fees, and thereupon release all errors and waive all right of appeal.

             It is expressly stipulated and agreed that the loan evidenced by this Note is a “commercial loan” as defined in the Commercial Law Article of the Annotated Code of Maryland.

             In any case where the date of maturity of interest on, or principal of, this Note shall be a Sunday or legal holiday, or a day on which banking institutions in the city of payment are authorized by law or executive order to close (any other day being herein referred to as a “Banking Day”), then payment of interest or principal need not be made on such date, but may be made on the next succeeding Banking Day; provided, however, that interest shall continue to accrue through the actual date of payment.

[Signature page follows]

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             Executed under seal in College Park, Maryland, and intending this Note to be a sealed instrument, as of the date and year first above written.

ATTEST:	Neuralstem, Inc.

/s/ Kathy Mattis	By: /s/ I. Richard Garr (SEAL) Name: I. Richard Garr Title: President

[Promissory Note Signature Page]